Exhibit 99.1

VITAMIN SHOPPE, INC.
2101 91st Street North Bergen, NJ 07047 (201) 624-3000 www.vitaminshoppe.com	NEWS RELEASE

Vitamin Shoppe, Inc. Announces Fourth Quarter 2014 Results

Fourth Quarter 2014 Highlights:

•	Total revenue increased 13.1%

•	Total comparable sales grew 2.1%

•	E-commerce revenues increased 5.6%

•	Fully diluted GAAP Earnings per Share of $0.38, or $0.41 per share excluding acquisition related costs

NORTH BERGEN, N.J., February 24, 2015 — Vitamin Shoppe, Inc. (NYSE: VSI), a multi-channel specialty retailer and manufacturer of nutritional products, today announced preliminary results for the three months ended December 27, 2014. Total net sales in the fourth quarter increased 13.1% to $290.1 million compared to $256.4 million in the same period of the prior year. Reported fully-diluted earnings per share in fourth quarter 2014 were $0.38, compared with $0.37 in fourth quarter 2013. Excluding acquisition and integration related costs of $0.03 and $0.01 per share, adjusted earnings per share were $0.41 in fourth quarter 2014 and $0.38 in fourth quarter 2013.

Commenting on the quarter’s results, Tony Truesdale, Chief Executive Officer of the Company stated, “Throughout the year, the vitamin, mineral and supplements industry faced many headwinds. Although our comparable sales were not as robust as we had become accustomed to, our broad product selection and attractive value proposition enabled us to deliver our 37th consecutive quarter and 21st consecutive year of positive comparable sales.”

Fourth Quarter 2014 Results

Sales growth in the quarter was driven by: 1) a 1.7% increase in comparable retail store sales, 2) a 5.6% increase in e-commerce sales, 3) growth from non-comp stores, and 4) manufacturing revenue of $18.9 million. Total comparable sales, which include e-commerce sales, were 2.1%.

Cost of goods sold, which includes product, distribution, manufacturing and store occupancy costs, increased $24.8 million, or 14.5%, to $195.5 million for the three months ended December 27, 2014, compared with $170.7 million for the three months ended December 28, 2013.

Gross profit increased $8.9 million, or 10.4%, to $94.6 million for 2014 fourth quarter, compared with $85.7 million for fourth quarter 2013. Gross profit as a percentage of net sales was 32.6% for the quarter ended December 27, 2014, compared to 33.4% in fourth quarter 2013. The decrease was mainly attributable to the impact of the Nutri-Force acquisition and deleverage on store occupancy costs partially offset by increases in vendor allowances.

Selling, general and administrative expenses (SG&A), including operating payroll and related benefits, advertising expense, depreciation and amortization, and other SG&A, increased $8.1 million, or 12.2%, to $74.9 million for the quarter ended December 27, 2014, compared with $66.8 million for the quarter ended December 28, 2013. SG&A includes approximately $1.4 million of acquisition-related costs. SG&A for fourth quarter 2013 included integration related expenses for Super Supplements of approximately $0.5 million. Reported SG&A as a percentage of net sales was 25.8% for fourth quarter 2014 compared with 26.0% in fourth quarter 2013. Excluding non-operating items for both periods, SG&A as a percent of revenue was 25.3% in fourth quarter 2014 and 25.9% in fourth quarter 2013. This decrease in SG&A rate was mainly driven by the lower SG&A rate at Nutri-Force and lower incentive compensation costs, partially offset by higher store payroll and depreciation & amortization costs.

Income from operations in fourth quarter 2014 of $19.7 million compared to $18.9 million in the same period of the prior year. As a percentage of net sales, income from operations was 6.8% for fourth quarter 2014 compared with 7.4% for fourth quarter 2013. Adjusted for non-operating costs in both periods, income from operations as a percentage of sales was 7.3% in fourth quarter 2014 and 7.6% in fourth quarter 2013.

Net income was $11.6 million for fourth quarter 2014 compared to $11.2 million in the same period of the prior year. Reported earnings per diluted share were $0.38 in fourth quarter 2014 compared with $0.37 in fourth quarter 2013. Acquisition-related costs were incurred in both fourth quarter 2014 and 2013 of $0.03 and $0.01 per share, respectively.

Balance Sheet and Cash Flow

Cash and equivalents at December 27, 2014 were $12.2 million. At year end, the company had no long-term debt and $8.0 million drawn on its revolver, which was subsequently repaid in January 2015.

Capital expenditures were $12.2 million in the quarter. Funds were primarily expended on new stores, remodels as well as IT equipment.

During the quarter, under the company’s previously announced $50 million Accelerated Share Repurchase (ASR) program, the company repurchased 982,714 shares of its common stock.

Full Year 2014 Highlights

•	Total revenue increased 11.5%

•	E-commerce revenues increased 12.0%

•	Total comparable sales grew 3.7%

•	Opened 61 stores

•	Fully diluted GAAP earnings per share of $2.00, or $2.20 per share excluding acquisition related costs

•	Acquired Nutri-Force – company’s entrance into vertical manufacturing

•	Repurchased a total of 1,183,714 of its common shares

2015 Outlook

Management expects the following for 2015:

•	Net sales increase of approximately 10%

•	Total comparable sales growth, including e-commerce, of 2% - 4% for the year

•	Approximately 60 new stores

•	Earnings per diluted share of approximately $2.36 to $2.46 for the full-year

Webcast

Management will host a conference call to discuss the fourth quarter 2014 results at 8:30 a.m. Eastern Time (ET) today. Interested investors and other parties may listen to the simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company’s website at www.vitaminshoppe.com. A telephonic replay will be available beginning at 11:30 a.m. ET on February 24, 2015 and can be accessed by dialing 1-877-870-5176 or 1-858-384-5517 for international callers. The passcode for the replay is 9979651. The replay will be available until 11:59 p.m. ET on March 3, 2015. The webcast will also be archived on the company’s website at www.vitaminshoppe.com in the investor relations section.

About the Vitamin Shoppe, Inc. (NYSE:VSI)

Vitamin Shoppe is a multi-channel specialty retailer and contract manufacturer of nutritional products based in North Bergen, New Jersey. In its stores and on its websites, the Company carries one of the most comprehensive retail assortments in the industry, including vitamins, minerals, specialty supplements, herbs, sports nutrition, homeopathic remedies, green living products, and beauty aids. In addition to offering 900 national brand products, the Vitamin Shoppe also carries products under The Vitamin Shoppe®, BodyTech®, True Athlete®, MyTrition®, plntTM, ProBioCareTM , Next StepTM, Betancourt and Nutri-Force Sports® brands. The Vitamin Shoppe conducts business through more than 700 company-operated retail stores under The Vitamin Shoppe, Super Supplements and Vitapath retail banners, and primarily through its website, www.VitaminShoppe.com. Follow the Vitamin Shoppe on Facebook at http://www.facebook.com/THEVITAMINSHOPPE and on Twitter at http://twitter.com/VitaminShoppe.

Forward Looking Statements

Certain statements in this press release are “forward-looking statements”. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending, the performance of the Company’s products within the prevailing retail environment, trade restrictions, availability of suitable store locations at appropriate terms, the availability of raw materials, compliance with regulations, certifications and best practices with respect to the development, manufacture, sales and marketing of the company’s products and other factors which are further described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2013 and in all filings with the Securities and Exchange Commission made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise, unless required to do so by law.

Investor and Analyst Contact	Media Contact
Kathleen Heaney	Meghan Biango
646-912-3844	201-552-6017
ir@vitaminshoppe.com	meghan.biango@vitaminshoppe.com

TABLE 1

VITAMIN SHOPPE, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Fiscal Year Ended
	December 27,	December 28,	December 27,	December 28,
	2014	2013	2014	2013

Net sales	$290,082	$256,427	$1,213,046	$1,087,469
Cost of goods sold	195,493	170,733	808,787	709,823

Gross profit	94,589	85,694	404,259	377,646
Selling, general and administrative expenses	74,895	66,769	301,603	267,354

Income from operations	19,694	18,925	102,656	110,292
Interest expense, net	170	120	495	495

Income before provision for income taxes	19,524	18,805	102,161	109,797
Provision for income taxes	7,915	7,586	40,920	43,251

Net income	$11,609	$11,219	$61,241	$66,546

Weighted average common shares outstanding
Basic	29,973,331	30,068,843	30,239,183	29,992,620
Diluted	30,352,856	30,651,599	30,664,105	30,541,057
Net income per common share
Basic	$0.39	$0.37	$2.03	$2.22
Diluted	$0.38	$0.37	$2.00	$2.18

TABLE 2

VITAMIN SHOPPE, INC. AND SUBSIDIARY

SEGMENT DATA, KEY PERFORMANCE INDICATORS AND STORE INFO

($ in thousands)

(Unaudited)

	Three Months Ended		Fiscal Year Ended
	December 27,	December 28,	December 27,	December 28,
	2014	2013	2014	2013
Net sales:
Retail	$239,676	$226,422	$1,042,054	$969,610
Direct	31,496	30,005	130,644	117,859
Manufacturing	23,155	—	48,102	—

Segment net sales	294,327	256,427	1,220,800	1,087,469
Elimination of intersegment revenues	(4,245)	—	(7,754)	—

Net sales	$290,082	$256,427	$1,213,046	$1,087,469

Income from operations:
Retail	$40,509	$38,824	$194,864	$192,439
Direct	5,039	5,393	22,755	21,930
Manufacturing	1,182	—	(1,830)	—
Corporate costs	(27,036)	(25,292)	(113,133)	(104,077)

Income from operations	$19,694	$18,925	$102,656	$110,292

Increase in total comparable net sales	2.1%	6.2%	3.7%	4.6%
Increase in comparable store net sales	1.7%	4.6%	2.8%	3.5%

Gross profit as a percent of net sales	32.6%	33.4%	33.3%	34.7%
Income from operations as a percent of net sales	6.8%	7.4%	8.5%	10.1%

Capital Expenditures	$12,156	$10,429	$42,957	$42,782
Depreciation and Amortization	$9,159	$8,014	$34,219	$28,026

Acquisition and integration costs	$482	$477	$4,777	$4,336
Inventory valuation step-up recognized in cost of goods sold	$—	$—	$4,506	$—
Contingent consideration for Nutri-Force acquisition	$959	$—	$959	$—
Insurance recoveries from Superstorm Sandy	$—	$—	$—	$1,079

Store Data:
Stores open at beginning of period	701	640	659	579
Stores opened	17	19	61	52
Stores acquired	—	—	—	31
Stores closed	(1)	—	(3)	(3)

Stores open at end of period	717	659	717	659

Total retail square footage at end of period (in thous)	2,568	2,390	2,568	2,390

TABLE 3

VITAMIN SHOPPE, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	December 27,	December 28,
	2014	2013
ASSETS

Current assets:
Cash and cash equivalents	$12,166	$74,036
Accounts receivable, net of allowances of $1,883 at December 27, 2014	10,376	—
Inventories	187,027	163,921
Prepaid expenses and other current assets	29,580	31,292
Deferred income taxes	7,449	5,936

Total current assets	246,598	275,185
Property and equipment, net	140,596	120,142
Goodwill	243,269	210,633
Other intangibles, net	89,025	71,264
Other long-term assets	2,903	4,840

Total assets	$722,391	$682,064

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Revolving credit facility	$8,000	$—
Accounts payable	37,396	39,106
Deferred sales	22,499	21,712
Accrued expenses and other current liabilities	53,321	42,026

Total current liabilities	121,216	102,844
Deferred income taxes	9,151	11,588
Deferred rent	39,388	36,032
Other long-term liabilities	702	3,260
Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value; 250,000,000 shares authorized and no shares issued and outstanding at December 27, 2014 and December 28, 2013	—	—
Common stock, $0.01 par value; 400,000,000 shares authorized, 30,106,337 shares issued and 30,048,881 shares outstanding at December 27, 2014, and 30,531,550 shares issued and 30,525,234 shares outstanding at December 28, 2013	301	305
Additional paid-in capital	267,083	302,314
Treasury stock, at cost; 57,456 shares at December 27, 2014 and 6,316 shares at December 28, 2013	(2,695)	(280)
Accumulated other comprehensive loss	(83)	(86)
Retained earnings	287,328	226,087

Total stockholders’ equity	551,934	528,340

Total liabilities and stockholders’ equity	$722,391	$682,064

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